As filed with the Securities and Exchange Commission on October 16, 2013

Registration No. 333-190052

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Amendment No. 5

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Extended Stay America, Inc. (Exact name of registrant as specified in its charter)	ESH Hospitality, Inc.* (Exact name of registrant as specified in its charter)

Delaware	Delaware
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)

7011	6798
(Primary Standard Industrial Classification Code Number)	(Primary Standard Industrial Classification Code Number)

46-3140312	27-3559821
(I.R.S. Employer Identification Number)	(I.R.S. Employer Identification Number)

11525 N. Community House Road, Suite 100

Charlotte, North Carolina 28277

(980) 345-1600

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Ross W. McCanless, Esq.

Chief Legal Officer

11525 N. Community House Road, Suite 100

Charlotte, North Carolina 28277

(980) 345-1600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stuart H. Gelfond, Esq. Paul D. Tropp, Esq. Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 (212) 859-8000	David J. Goldschmidt, Esq. Laura A. Kaufmann Belkhayat, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000

* This registrant is currently a Delaware limited liability company named ESH Hospitality LLC and will be converted into a Delaware corporation and renamed prior to the completion of the offering.

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Propose Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common Stock, par value $0.01 per share, of Extended Stay America, Inc. and Class B Common Stock, par value $0.01 per share, of ESH Hospitality, Inc., which are attached and trade together as a Share	$500,000,000	$65,160

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.
(2)	Includes the offering price of Shares that may be purchased by the underwriters upon the exercise of their over-allotment option. See “Underwriting.”
(3)	$65,160 previously paid.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 5 is being filed solely for the purposes of amending Item 16 of Part II of the Registration Statement and to file certain exhibits indicated in such item. Accordingly, this Amendment No. 5 consists only of the facing page, this explanatory note and Part II to the Registration Statement.

No changes are being made to Part I of the Registration Statement by this filing and, therefore, it has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses to be paid by the registrants in connection with the sale of the Shares being registered pursuant to this registration statement. All amounts are estimates except for the SEC registration fee, the Financial Regulatory Authority (“FINRA”) filing fee and the NYSE listing fee.

SEC registration fee		$65,160
FINRA filing fee		75,500
NYSE listing fee		25,000
Accounting fee and expenses		*
Legal fees and expenses		*
Printing and engraving expenses		*
Blue Sky qualification fees and expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous		*

Total	$	*

*	To be filed by amendment.

Item 14. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The charters and bylaws of the Company and ESH REIT will provide for this limitation of liability.

Section 145 of the DGCL (“Section 145”), provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

The bylaws of the Company and ESH REIT will provide that the Company and ESH REIT, as the case may be, must indemnify and advance expenses to the Company’s and ESH REIT’s directors and officers to the full extent authorized by the DGCL.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, any provision of the Company’s and ESH REIT’s charters, the Company’s and ESH REIT’s bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, the Company and ESH REIT shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by Company’s or ESH REIT’s board of directors, as the case may be, pursuant to the applicable procedure outlined in the Company’s or ESH REIT’s bylaws.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the Company’s or ESH REIT’s board of directors, as the case may be, at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The Company and ESH REIT expect to maintain standard policies of insurance that provide coverage (1) to the Company’s and ESH REIT’s directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that the Company or ESH REIT may make to such directors and officers.

The underwriting agreement provides for indemnification by the underwriters of the Company and ESH REIT and the Company’s and ESH REIT’s officers and directors, and by the Company and ESH REIT of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with this offering.

The Company and ESH REIT intend to enter into indemnification agreements with our directors and executive officers prior to the completion of this offering.

Item 15. Recent Sales of Unregistered Securities.

During the three years preceding the filing of this registration statement, the registrants have not sold their securities without registration under the Securities Act of 1933, as amended (the “Securities Act”) except as described below.

On January 3, 2011, ESH REIT sold 125 units of its Preferred Units, no par value per unit (or the Preferred Units), for $1,000 per unit to a select group of investors who are “accredited investors” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act. Such issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof. The Preferred Units were sold through H&L Equities, LLC or such other registered broker-dealers as selected by REIT Funding, LLC. In exchange for providing such services, we paid a fee of $38,000 to REIT Funding, LLC (and agreed to reimburse REIT Funding, LLC for certain expenses). From this fee, REIT Funding, LLC was responsible for paying the brokerage or placement fees of $6,250 and advisory fees.

Item 16. Exhibits and Financial Statement Schedules.

(b)	Exhibits

Exhibit Number	Description

1.1+	Form of Underwriting Agreement.

2.1*	Debtors’ Fifth Amended Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, as amended.

3.1	Form of Amended and Restated Certificate of Incorporation of Extended Stay America, Inc.

3.2	Form of Amended and Restated Bylaws of Extended Stay America, Inc.

3.3	Form of Amended and Restated Certificate of Incorporation of ESH Hospitality, Inc.

3.4	Form of Bylaws of ESH Hospitality, Inc.

4.1	Specimen Stock Certificate of Extended Stay America, Inc.

4.1.1	Specimen Stock Certificate of ESH Hospitality, Inc.

4.2*	Form of Stockholders Agreement.

4.3*	Form of Registration Rights Agreement.

4.4	Form of Pairing Agreement.

5.1+	Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP.

8.1+	Tax Opinion of Fried, Frank, Harris, Shriver & Jacobson LLP.

10.1*	Management Agreement between ESA P Portfolio Operating Lessee Inc. and HVM L.L.C., dated October 8, 2010.

10.1.1*	First Amendment to Management Agreement, dated as of April 9, 2012, by and between ESA P Portfolio Operating Lessee Inc. and HVM L.L.C.

10.1.2*	Second Amendment to Management Agreement, between ESA P Portfolio Operating Lessee Inc. and HVM L.L.C., dated November 30, 2012.

10.1.3	Form of Management Agreement, between ESA P Portfolio Operating Lessee LLC and ESA Management, LLC.

10.2*	Management Agreement, between ESA 2007 Operating Lessee Inc. and HVM L.L.C., dated October 8, 2010.

10.2.1	Form of Management Agreement, between ESA 2007 Operating Lessee LLC and ESA Management, LLC.

10.3*	Management Agreement, between ESA Canada Operating Lessee Inc., HVM L.L.C. and HVM Canada Hotel Management ULC, dated October 8, 2010.

10.3.1*	First Amendment to Management Agreement, dated as of November 30, 2012, by and between ESA Canada Operating Lessee Inc., HVM L.L.C. and HVM Canada Hotel Management ULC.

10.3.2	Form of Management Agreement, between ESA Canada Operating Lessee ULC, ESA Management, LLC and HVM Canada Hotel Management ULC.

10.4*	Trademark License Agreement, dated as of October 8, 2010, by and between ESH Strategies Branding LLC and ESA P Portfolio Operating Lessee Inc.

Exhibit Number	Description

10.4.1*	First Amendment to Trademark License Agreement, dated as of November 30, 2012, by and between ESH Strategies Branding LLC and ESA P Portfolio Operating Lessee Inc.

10.4.2*	Second Amendment to Trademark License Agreement, dated as of December 13, 2012, by and between ESH Strategies Branding LLC and ESA P Portfolio Operating Lessee Inc.

10.5*	Trademark License Agreement, dated as of October 8, 2010, by and between ESH Strategies Branding LLC and ESA 2007 Operating Lessee Inc.

10.6*	Trademark License Agreement, dated as of October 8, 2010, by and between ESH Strategies Branding LLC and LVP Acquisition Corp.

10.7*	Trademark License Agreement, dated as of October 8, 2010, by and between ESH Strategies Branding LLC and ESA Canada Operating Lessee Inc.

10.7.1*	First Amendment to Trademark License Agreement, dated as of November 30, 2012, by and between ESH Strategies Branding LLC and ESA Canada Operating Lessee Inc.

10.8*	Loan Agreement, dated as of November 30, 2012, by and among ESA P Portfolio LLC, ESA P Portfolio MD Borrower LLC, ESA Canada Properties Borrower LLC and ESH/TN Properties LLC, as Borrowers, and ESA P Portfolio MD Trust, as Maryland Owner, ESA Canada Administrator LLC, as Signatory Trustee, ESA Canada Properties Trust, as Canadian Trust, ESA P Portfolio Operating Lessee Inc. and ESA Canada Operating Lessee Inc., collectively, as Operating Lessee, New ESA Canada Operating Lessee LLC and New ESA P Portfolio Operating Lessee LLC, collectively, as Operating Lessee Holdco, and JPMorgan Chase Bank, National Association, German American Capital Corporation, Citigroup Global Markets Realty Corp, Bank of America, N.A. and Goldman Sachs Mortgage Company, collectively, as Lender.

10.9.1*	First Amendment to Loan Agreement, dated as of January 31, 2013, by and among ESA P Portfolio LLC, ESA P Portfolio MD Borrower LLC, ESA Canada Properties Borrower LLC and ESH/TN Properties LLC, as Borrowers, and ESA P Portfolio MD Trust, as Maryland Owner, ESA Canada Administrator LLC, as Signatory Trustee, ESA Canada Properties Trust, as Canadian Trust, ESA P Portfolio Operating Lessee Inc. and ESA Canada Operating Lessee Inc., collectively, as Operating Lessee, New ESA Canada Operating Lessee LLC and New ESA P Portfolio Operating Lessee LLC, collectively, as Operating Lessee Holdco, and JPMorgan Chase Bank, National Association, German American Capital Corporation, Citigroup Global Markets Realty Corp, Bank of America, N.A. and Goldman Sachs Mortgage Company, collectively, as Lender.

10.10*	Mezzanine A Loan Agreement, dated as of November 30, 2012, by and among ESH Mezzanine A LLC, ESH Mezzanine A-2 LLC, ESH Canada Mezzanine A LLC and ESH Canada Mezzanine A-2 LLC, collectively, as Borrower, and JPMorgan Chase Bank, National Association, German American Capital Corporation, Citigroup Global Markets Realty Corp, Bank of America, N.A. and Goldman Sachs Mortgage Company, collectively, as Lender.

10.11*	Mezzanine B Loan Agreement, dated as of November 30, 2012, by and among ESH Mezzanine B LLC, ESH Mezzanine B-2 LLC, ESH Canada Mezzanine B LLC and ESH Canada Mezzanine B-2 LLC, collectively, as Borrower, and JPMorgan Chase Bank, National Association, German American Capital Corporation, Citigroup Global Markets Realty Corp, Bank of America, N.A. and Goldman Sachs Mortgage Company, collectively, as Lender.

10.12*	Mezzanine C Loan Agreement, dated as of November 30, 2012, by and among ESH Mezzanine C LLC, ESH Mezzanine C-2 LLC, ESH Canada Mezzanine C LLC and ESH Canada Mezzanine C-2 LLC, collectively, as Borrower, and JPMorgan Chase Bank, National Association, German American Capital Corporation, Citigroup Global Markets Realty Corp, Bank of America, N.A. and Goldman Sachs Mortgage Company, collectively, as Lender.

Exhibit Number	Description

10.13*	Credit Agreement, among Extended Stay LLC, as Borrower, the several lenders form time to time parties thereto, Deutsche Bank AG New York Branch, Citibank, N.A., Bank of America, N.A. and Goldman Sachs Bank USA, as Syndication Agents, and JPMorgan Chase Bank, N.A., as Administrative Agent, dated as of November 30, 2012.

10.13.1*	First Amendment to Credit Agreement, dated as of March 28, 2013, among Extended Stay LLC, as Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

10.14*	Intercreditor Agreement.

10.15†*	Employment Agreement by and between HVM L.L.C. and James L. Donald entered into as of February 21, 2012.

10.16.1†*	Employment Agreement by and between HVM L.L.C. and Peter Crage entered into as of July 7, 2011.

10.16.2†*	First Amendment to Employment Agreement by and between HVM L.L.C. and Peter Crage entered into as of January 31, 2012.

10.16.3†	Waiver and Acknowledgment executed by Peter Crage on October 9, 2013.

10.17†*	Employment Agreement by and between HVM L.L.C. and Thomas Seddon entered into as of March 26, 2012.

10.18†*	Employment Agreement by and between HVM L.L.C. and Jonathan Halkyard entered into as of September 1, 2013.

10.19†*	Employment Agreement by and between HVM L.L.C. and M. Thomas Buoy entered into as of August 24, 2011.

10.20†	Form of Acknowledgment of Assumption.

10.21†	Form of Extended Stay America, Inc. 2013 Long-Term Incentive Plan.

10.22†	Form of ESH Hospitality, Inc. 2013 Long-Term Incentive Plan.

10.23+	Lease Agreement, dated as of October 8, 2010, by and between ESA P Portfolio, L.L.C., ESA P Portfolio MD Trust, and ESH/TN Properties L.L.C., individually and collectively as Landlord, and ESA P Portfolio Operating Lessee Inc., as Tenant.

10.23.1+	First Amendment to Lease Agreement, dated as of April 9, 2012, by and between ESA P Portfolio L.L.C., ESA P Portfolio MD Trust, and ESH/TN Properties L.L.C., individually and collectively as Landlord, and ESA P Portfolio Operating Lessee Inc., as Tenant.

10.23.2+	Second Amendment to Lease Agreement, dated as of November 30, 2012, by and between ESA P Portfolio L.L.C., ESA P Portfolio MD Trust, and ESH/TN Properties L.L.C., individually and collectively as Landlord, and ESA P Portfolio Operating Lessee Inc., as Tenant.

10.23.3+	Third Amendment to Lease Agreement, dated as of December 13, 2012, by and between ESA P Portfolio L.L.C., ESA P Portfolio MD Trust, and ESH/TN Properties L.L.C., individually and collectively as Landlord, and ESA P Portfolio Operating Lessee Inc., as Tenant.

10.23.4+	Fourth Amendment to Lease Agreement, dated as of April 15, 2013, by and between ESA P Portfolio L.L.C., ESA P Portfolio MD Trust, and ESH/TN Properties L.L.C., individually and collectively as Landlord, and ESA P Portfolio Operating Lessee Inc., as Tenant.

10.23.5+	Form of Fifth Amendment to Lease Agreement, by and between ESA P Portfolio L.L.C., ESA P Portfolio MD Trust and ESH/TN Properties L.L.C., individually and collectively as Landlord, and ESA P Portfolio Operating Lessee LLC, as Tenant.

Exhibit Number	Description

10.24+	Lease Agreement, dated as of October 8, 2010, by and between ESA Canada Administrator L.L.C., as Landlord, and ESA Canada Properties Trust, as Beneficial Owner, and ESA Canada Operating Lessee Inc., as Tenant.

10.24.1+	First Amendment to Lease Agreement, dated as of November 30, 2012 and effective as of January 1, 2012, by and between ESA Canada Administrator L.L.C., as Landlord, ESA Canada Properties Trust, as Beneficial Owner, and ESA Canada Operating Lessee Inc., as Tenant.

10.24.2+	Form of Second Amendment to Lease Agreement, by and between ESA Canada Administrator L.L.C., as Landlord, ESA Canada Properties Trust, as Beneficial Owner, and ESA Canada Operating Lessee ULC, as Tenant.

10.25+	Lease Agreement, dated as of October 8, 2010, by and between ESA UD Properties L.L.C., as Landlord, and ESA 2007 Operating Lessee Inc., as Tenant.

10.25.1+	Form of First Amendment to Lease Agreement, by and between ESA UD Properties L.L.C., as Landlord, and ESA 2007 Operating Lessee Inc., as Tenant.

10.26	Asset Purchase Agreement, between ESA Management, LLC, as Buyer, and HVM L.L.C., as Seller, dated as of October 9, 2013.

10.27+	Form of Indemnification Agreement between Extended Stay America Inc. and Directors and Executive Officers.

10.28+	Form of Indemnification Agreement ESH Hospitality, Inc. and Directors and Executive Officers.

21.1*	List of Subsidiaries of Extended Stay America, Inc.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Deloitte & Touche LLP.

23.3*	Consent of Deloitte & Touche LLP.

23.4+	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in Exhibit 5.1).

23.5+	Consent of Fried, Frank, Harris, Shriver & Jacobson LLP (included in Exhibit 8.1).

24.1*	Powers of Attorney.

99.1*	Consent of Douglas G. Geoga to be named as a director nominee.

99.2*	Consent of Richard F. Wallman to be named as a director nominee.

99.3*	Consent of A.J. Agarwal to be named as a director nominee.

99.4*	Consent of Michael Barr to be named as a director nominee.

99.5*	Consent of William D. Rahm to be named as a director nominee.

99.6*	Consent of Chris Daniello to be named as a director nominee.

99.7*	Consent of Ty Wallach to be named as a director nominee.

+	To be filed by amendment.
*	Previously filed.
†	Management contract or compensatory plan or arrangement.

Item 17. Undertakings.

The undersigned Registrants hereby undertake to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the provisions described in Item 14 above, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrants hereby undertake that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Extended Stay America, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Charlotte, State of North Carolina, on the 16th day of October, 2013.

EXTENDED STAY AMERICA, INC.

By:	/S/ JAMES L. DONALD
James L. Donald
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JAMES L. DONALD James L. Donald	Chief Executive Officer (Principal Executive Officer)	October 16, 2013

* Peter J. Crage	Chief Financial Officer (Principal Financial and Accounting Officer)	October 16, 2013

* Douglas G. Geoga	Director	October 16, 2013

* William Kussell	Director	October 16, 2013

* Richard F. Wallman	Director	October 16, 2013

*By:	/s/ JAMES L. DONALD James L. Donald Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, ESH Hospitality LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Charlotte, State of North Carolina, on the 16th day of October, 2013.

ESH Hospitality LLC

By:	/S/ JAMES L. DONALD
James L. Donald
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JAMES L. DONALD James L. Donald	Chief Executive Officer (Principal Executive Officer)	October 16, 2013

* Peter J. Crage	Chief Financial Officer (Principal Financial and Accounting Officer)	October 16, 2013

* A.J. Agarwal	Member of the Board of Managers	October 16, 2013

* Michael Barr	Member of the Board of Managers	October 16, 2013

* William D. Rahm	Member of the Board of Managers	October 16, 2013

*By:	/s/ JAMES L. DONALD James L. Donald Attorney-in-fact